Exhibit 1.4

Subscription Notice

Griffin Securities, Inc., as agent for Lightspace Corporation:

The undersigned irrevocably subscribes for and agrees to purchase           Units of Lightspace Corporation (the "Company"), as described in the Company's Prospectus dated                  , 2006 (the "Prospectus"), and hereby tenders to Griffin Securities, Inc., as agent for the Company, the purchase price for such Units (a total of $6.40 per Unit times the number of Units purchased).

Certificates for Units shall be delivered to the undersigned at
.

Dated:	, 2006

Signature:

Name:

Title (if any):